NEWS RELEASE

FOR IMMEDIATE RELEASE

ULTRA PETROLEUM REPORTS 2009 PROVED RESERVES OF 3.91 TCFE,
AN 11 PERCENT INCREASE, OR 13 PERCENT ON A PER SHARE BASIS, AND
ALL-IN F&D COST OF $1.29 PER MCFE WITH
319 PERCENT ORGANIC RESERVE REPLACEMENT RATIO

•	2009 proved reserves increase to 3.91 Tcfe from 3.52 in 2008
•	2009 total 3P reserves increase to 14.55 Tcfe from 11.66 Tcfe in 2008
•	2009 all-in F&D costs of $1.29 per Mcfe
•	Undrilled inventory grows to 7,222 locations

HOUSTON, Texas – February 12, 2010 – Ultra Petroleum Corp. (NYSE: UPL) today announced that its total proved oil and gas reserves for the year-ended December 31, 2009, were 3.91 trillion cubic feet of gas equivalent (Tcfe), an 11 percent increase from 3.52 Tcfe as of December 31, 2008. On a per share basis, the 2009 proved reserves increased 13 percent from 2008. The 2009 reserve replacement of 319 percent was achieved all organically. Corporate finding and development costs in 2009 were $1.29 per Mcfe, inclusive of all capital costs, as compared to $1.39 per Mcfe in 2008. Total capital costs during 2009 were $741.4 million. Drilling only capital costs amounted to $640.3 million, resulting in $1.12 per Mcfe finding and development costs.

In 2009, Ultra’s proved reserves do not include any material additions attributable to the new SEC rules. Consistent with prior years, the proved undeveloped reserves are limited to a three year development period at flat annual capital expenditures. Additionally, the company elected not to book proved undeveloped locations in the proved reserves from its growing Marcellus position. As a result, the proved undeveloped percentage of the total proved reserves remains the same as it has over the past few years at 58 percent. This results in a proved undeveloped to proved developed location ratio of 0.65 to 1, which further emphasizes the company’s conservative approach to reserve bookings. At $6.00 per Mcf natural gas price, the estimated future net cash flow discounted at 10 percent, or pre-tax PV-10, is $7.9 billion for proved reserves.

“A better measure of Ultra’s proved reserves more similar to our peers where the three year limit is removed would increase the company’s proved reserves to 6.77 Tcfe for a pre-tax PV-10 value of $10.4 billion. Again, this excludes contribution from the Marcellus. We are quite comfortable forecasting that Ultra’s proved reserves will approximate 10 Tcfe by year-end 2012,” stated Michael D. Watford, Chairman, President and Chief Executive Officer.

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2009 Reserves

The total 3P reserves estimated by a third-party engineering consulting firm increased to 14.55 Tcfe at year-end 2009 an increase of 25 percent from 11.66 Tcfe at year-end 2008. As of December 31, 2009, the pre-tax PV-10 is $16.5 billion as compared to $11.1 billion at year-end 2008. Both 2008 and 2009 PV-10 values are based on $6.00 per Mcf natural gas price.

The company’s inventory of low-risk, high rate-of-return natural gas drilling locations continues to grow. At year-end 2008, the number of undrilled locations in Ultra’s inventory was 5,570. In 2009, the company participated in 259 wells and ended the year with an undrilled inventory of 7,222 locations, an increase of over 1,900 locations from 2008.

All reserves are independently and completely prepared by the reserve engineering firm Netherland, Sewell and Associates, Inc. (NSAI). This is the eleventh consecutive year their estimate of Ultra’s reserves has increased. Again, only those proved undeveloped locations in the company’s budgeted three-year drilling plan are included as proved reserves in the report. Locations that are not in the three-year budget, but would otherwise satisfy the SEC definition of proved reserves, are included in the probable category.
Reserve tables to follow.

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2009 Reserves

Ultra Petroleum Corp.
Reserves
December 31, 2009
SEC Pricing - $3.04 per Mcf
	Net	Net	Net			Future
	Gas	Oil	Equiv.	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	Wells	(MM$)

PDP	1,401.21	10.50	1,464.23	1,765.28	1,155	-

PDNP	140.60	1.13	147.35	121.66	62	87

PUD	2,194.79	17.56	2,300.14	1,000.19	791	2,163

Total Proved	3,736.60	29.19	3,911.72	2,887.13	2,008	2,250

Prepared by Netherland, Sewell and Associates, Inc.

Ultra Petroleum Corp.
Reserves
December 31, 2009
Natural Gas Sensitivity - $6.00 per Mcf
	Net	Net	Net			Future
	Gas	Oil	Equiv.	PV-10	Economic	Capex
Reserve Category	(BCF)	(MMB)	(BCFE)	(MM$)	Wells	(MM$)

PDP	1,484.00	11.11	1,550.68	3,717.78	1,156	-

PDNP	144.28	1.15	151.21	332.65	66	90

PUD	2,200.35	17.60	2,305.97	3,810.56	790	2,160

Total Proved	3,828.64	29.87	4,007.86	7,860.98	2,012	2,250

Probable	6,721.01	51.21	7,028.26	4,242.68	4,549	11,912

2P (PV + PR)	10,549.65	81.08	11,036.12	12,103.65	6,561	14,162

Possible	3,465.50	7.39	3,509.85	4,389.91	1,883	4,081

3P (PV + PR + PS)	14,015.15	88.47	14,545.97	16,493.57	8,444	18,243

Future Wells	12,028.23	73.39	12,468.54	11,260.18	7,222	18,153

Prepared by Netherland, Sewell and Associates, Inc.

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2009 Reserves

About Ultra Petroleum

Ultra Petroleum Corp. is an independent exploration and production company focused on developing its long-life natural gas reserves in the Green River Basin of Wyoming – the Pinedale and Jonah Fields and is in the early exploration and development stages in the Appalachian Basin of Pennsylvania. Ultra is listed on the New York Stock Exchange and trades under the ticker symbol “UPL”.  The company had 152,068,210 shares outstanding on January 31, 2010.

This release can be found at http://www.ultrapetroleum.com

This news release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The opinions, forecast, projections, or statements other than those of historical fact, are forward-looking statements. Although the company believes that the expectations reflected in the forward-looking statements are based on reasonable assumptions, it can give no assurance that such expectations will prove to have been correct and undertakes no obligation to update this information. The company urges investors to consider that these statements are not guarantees of performance and that actual results could and may differ materially from these forward-looking statements.

Beginning with year-end reserves for 2009, the SEC permits oil and gas companies, in their SEC filings, to disclose proved reserves, probable reserves, and possible reserves. References in this press release to 3P reserves include estimates from each category of reserves and are forward-looking statements.   Investors are urged to consider this disclosure and additional disclosure in the company’s Annual Report on Form 10-K, available on its website or by request to 363 North Sam Houston Parkway E., Suite 1200, Houston, 77060 (Attention: Investor Relations). You can also obtain this information from the SEC by calling 1-800-SEC-0330 or on its website at www.sec.gov.

For more information contact:
Kelly L. Whitley
Manager Investor Relations
Phone: 281-876-0120 Extension 302
Email: info@ultrapetroleum.com
Website: www.ultrapetroleum.com

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2009 Reserves